New Brunswick Nouveau
CANADA

2014-2015 First Quarter Report

Hon. Blaine Higgs

Minister of Finance

July 2014

2014-2015 First Quarter Report

Published by:

Department of Finance Government of New Brunswick P.O. Box 6000 Fredericton, New Brunswick E3B 5H1 Canada

Internet: www.gnb.ca/finance

July 2014

Translation:

Translation Bureau, Government Services

ISBN 978-1-4605-0487-1

Think Recycling!

2014 Economic Update

Employment
(persons x 1,000)
365
360
355
350
345
340
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Source: Statistics Canada

Retail sales
(Seasonally adjusted annual rate)
(dollars x 1,000)
11,500,000
11,000,000
10,500,000
10,000,000
9,500,000
9,000,000
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Source: Statistics Canada

Wood product manufacturing sales
(dollars x 1,000)
100,000
95,000
90,000
85,000
80,000
75,000
70,000
65,000
60,000
55,000
50,000
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Source: Statistics Canada

New Brunswick Economic Indicators

	2012	2013	2014F
Real GDP	-1.1	0.0	1.1
Wages and salaries	1.8	1.5	1.8
Employment	-0.2	-0.1	0.6
Unemployment rate (%)	10.2	10.4	10.3
Consumer Price Index	1.7	0.8	1.4
Source: Statistics Canada			
% change unless otherwise indicated			

- The International Monetary Fund (IMF) expects global activity to strengthen in 2014, with economic growth of 3.6 per cent. Overall, growth expectations are in-line with their previous forecast, with a minor re-allocation of growth from emerging economies to advanced economies.
- Real GDP in the U.S. decreased at an annual rate of 2.9 per cent in the first quarter of 2014, due mainly to a harsh winter, a struggling housing market and weak international demand. The slow start resulted in the IMF downgrading its 2014 forecast to 2.0 per cent.
- As of first quarter, Canadian real GDP is up 2.2 per cent over prior year levels. Uncertain global and domestic economic conditions have dampened non-energy exports and business investment. However, a gradual strengthening of the global economy should support improved growth prospects.
- The consensus private sector forecast for New Brunswick real GDP growth, for 2014, currently stands at 1.1 per cent.
- Employment is up 0.7 per cent over prior year levels, while gains in full-time employment (+1.3%) were not sufficient to offset declines in part-time employment (-2.0%).
- A scheduled maintenance turnaround at the Saint John Refinery has led to a 10.8 per cent decline in exports over prior year levels. However, trade is expected to improve as operations return to normal.
- Marginal gains in wood product manufacturing (+1.6%) have not been sufficient to offset weakness elsewhere in the manufacturing sector. Overall, sales are currently down 11.4 per cent over prior year levels, largely due to the refinery turnaround.
- Average weekly earnings are up 2.6 per cent, on a year-to-date basis. This is in line with the national growth rate of 2.7 per cent.
- Consumer spending continues to build on the upward momentum displayed over the second half of 2013, with retail trade up 2.6 per cent, on a year-to-date basis.
- Consumer inflation in the province has averaged 1.6 per cent, on a year-to-date basis, slightly lower than the national growth rate of 1.7 per cent.

2014-2015 Fiscal Update

Based on first quarter information, there is a deficit of $387.3 million for 2014-2015. This is a decrease of $3.9 million compared to the budget deficit of $391.1 million.

Net debt is projected to increase $526.5 million year-over-year, a decrease of $4.2 million from the budget estimate of $530.7 million.

Revenues are $6.0 million higher than budget. The major variances include:

  Special Operating Agency revenue is up $15.9 million mostly due to the new Canada/New Brunswick Federal Gas Tax Fund.
  Conditional Grants are up $8.9 million mainly due to federal recoveries for Disaster Financial Assistance.
  Metallic Minerals Tax revenue is higher by $6.3 million due to a tax audit.
  Miscellaneous Revenue is up $5.3 million mainly due to an increase in recovery revenue for the Regional Health Authorities.
  Provincial Real Property Tax revenue is anticipated to be lower by $21.3 million due to changes in the assessment base in the previous year.
  Sales of Goods and Services is down $4.2 million mainly due to a decrease in revenue of $2.5 million for public housing, tuition fees and a decrease in hospital patient revenue.
  Return on Investment is down $2.9 million mainly due to lower than anticipated interest revenue on loans.

2014-2015 Fiscal Update

Total expenses are projected to be $2.1 million higher than budget. The major variances include the following:

  General Government ($10.2 million under): Projected under-expenditure in Supplementary Funding due to central salaries and other centrally-managed funds.

•	Government Services ($4.0 million over):	of initiatives associated with
shared services opportunities.

  Health ($23.2 million under): Mainly due to projected under-expenditures in pharmaceutical programs. This is partially offset by a projected over-expenditure in the Medicare program.
  Post-Secondary Education, Training and Labour ($4.5 million under): Mainly due to an under-expenditure in the Post-Secondary Affairs program that is offset by a corresponding over-expenditure in the New Brunswick Community College / Collège communautaire du Nouveau-Brunswick Special Operating Agency.
  Public Safety ($17.1 million over): Primarily due to Disaster Financial Assistance funding in relation to the spring 2014 flooding. This is mostly offset by additional federal revenue.
  Transportation and Infrastructure ($9.6 million over): Due to projected over- expenditures in a number of areas, particularly the Winter Maintenance and Maintenance programs.

COMPARATIVE STATEMENT OF SURPLUS OR DEFICIT
Thousands
$

	Year Ending March 31
			Variance
	2015	2015	from
	Estimate	1st Quarter	Estimate

Revenue
Ordinary Account	7,677,344	7,669,392	(7,952)
Capital Account	56,311	54,862	(1,449)
Special Purpose Account	62,007	61,533	(474)
Special Operating Agencies (net)	44,727	60,588	15,861
Sinking Fund Earnings	195,700	195,700	0
Total Revenue	8,036,089	8,042,075	5,986

Expense
Ordinary Account	7,894,060	7,885,328	(8,732)
Capital Account	41,926	47,997	6,071
Special Purpose Account	69,656	69,789	133
Special Operating Agencies (net)	32,448	37,452	5,004
Amortization of Tangible Capital Assets	389,124	388,772	(352)
Total Expense	8,427,214	8,429,338	2,124

Surplus (Deficit)	(391,125)	(387,263)	3,862

COMPARATIVE STATEMENT OF ORDINARY ACCOUNT REVENUE BY SOURCE Thousands $

	Year Ending March 31
			Variance
	2015	2015	from
	Estimate	1st Quarter	Estimate

Taxes
Personal Income Tax	1,508,000	1,508,000	0
Corporate Income Tax	251,000	251,000	0
Metallic Minerals Tax	0	6,300	6,300
Provincial Real Property Tax	481,300	460,000	(21,300)
Harmonized Sales Tax	1,146,500	1,146,500	0
Gasoline and Motive Fuels Tax	240,000	240,000	0
Tobacco Tax	150,700	150,700	0
Pari-Mutuel Tax	600	600	0
Insurance Premium Tax	47,205	47,505	300
Real Property Transfer Tax	13,000	12,000	(1,000)
Large Corporation Capital Tax	0	0	0
Financial Corporation Capital Tax	27,000	27,000	0
Sub-total: Taxes	3,865,305	3,849,605	(15,700)

Return on Investment	253,994	251,117	(2,877)
Licences and Permits	138,843	138,639	(204)
Sale of Goods and Services	291,607	287,444	(4,163)
Lottery and Gaming Revenues	145,730	145,730	0
Royalties	94,255	95,155	900
Fines and Penalties	8,164	8,061	(103)
Miscellaneous	48,315	53,655	5,340

TOTAL: OWN SOURCE REVENUE	4,846,213	4,829,406	(16,807)

Unconditional Grants – Canada
Fiscal Equalization Payments	1,665,950	1,665,950	0
Canada Health Transfer	682,400	682,400	0
Canada Social Transfer	267,500	267,500	0
Wait Times Reduction Transfer	0	0	0
Other	1,866	1,866	0
Sub-total: Unconditional Grants – Canada	2,617,716	2,617,716	0

Conditional Grants – Canada	213,415	222,270	8,855

TOTAL: GRANTS FROM CANADA	2,831,131	2,839,986	8,855

TOTAL: GROSS ORDINARY REVENUE	7,677,344	7,669,392	(7,952)

COMPARATIVE STATEMENT OF ORDINARY ACCOUNT EXPENSE
	Thousands
	$

	Year Ending March 31

	2015	2015	Variance
DEPARTMENT	Estimate	1st Quarter	from Estimate
			$	%
Agriculture, Aquaculture and Fisheries	36,564	36,564	0	0.0%
Economic Development	98,039	98,039	0	0.0%
Education and Early Childhood Development	1,085,771	1,085,771	0	0.0%
Efficiency New Brunswick	8,699	8,699	0	0.0%
Energy and Mines	9,130	9,130	0	0.0%
Environment and Local Government	136,903	136,853	(50)	0.0%
Executive Council Office	17,247	17,247	0	0.0%
Finance	17,967	17,917	(50)	-0.3%
General Government	801,776	791,568	(10,208)	-1.3%
Government Services	54,961	59,010	4,049	7.4%
Health	2,588,308	2,565,069	(23,239)	-0.9%
Healthy and Inclusive Communities	18,537	18,437	(100)	-0.5%
Human Resources	3,514	3,514	0	0.0%
Invest NB	17,638	17,638	0	0.0%
Justice	42,699	42,699	0	0.0%
Legislative Assembly	30,001	30,001	0	0.0%
Natural Resources	101,096	101,996	900	0.9%
Office of the Attorney General	18,178	19,234	1,056	5.8%
Office of the Premier	1,628	1,628	0	0.0%
Post-Secondary Education, Training and Labour	593,812	589,314	(4,498)	-0.8%
Public Safety	145,468	162,568	17,100	11.8%
Service of the Public Debt	685,000	685,000	0	0.0%
Social Development	1,092,059	1,092,059	0	0.0%
Tourism, Heritage and Culture	41,218	41,218	0	0.0%
Transportation and Infrastructure	273,447	283,072	9,625	3.5%
Subtotal	7,919,660	7,914,245	(5,415)	-0.1%
Tangible Capital Assets and Interaccount
Transactions	(25,600)	(28,917)	(3,317)	13.0%
ORDINARY ACCOUNT EXPENSE	7,894,060	7,885,328	(8,732)	-0.1%

✓	Projected under-expenditure
!	Projected over-expenditure
*	Offset by additional revenue

COMPARATIVE STATEMENT OF CHANGE IN NET DEBT
Thousands
$

	Year Ending March 31
			Variance
	2015	2015	from
	Estimate	1st Quarter	Estimate

Surplus (Deficit)	(391,125)	(387,263)	3,862

Acquisition of Tangible Capital Assets	(528,705)	(528,047)	658

Amortization of Tangible Capital Assets	389,124	388,772	(352)

(Increase) Decrease in Net Debt	(530,706)	(526,538)	4,168